EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT made the 1st day of January, 2019.

BETWEEN:

Kelowna Management Services Corp.

100 – 740 McCurdy Road

Kelowna, BC

V1X 2P7

(the “Employer” or the “Company”)

AND:

John Docherty

[**]1

(the “Employee”)

WHEREAS:

A. The Employer is in the business of providing management services to its affiliates (the “Affiliates”) as that term is defined in National Instrument 45-106 – Prospectus Exemptions;

B. The Affiliates are in the business of research and development of patented technology;

C. The Employer and the Employee have verbally agreed to enter into an employment relationship for their mutual benefit, which agreement and relationship has been effected as at January 1, 2019;

D. As incentive for the Employee entering into this formal employment agreement, the Employer has agreed to provide the Employee with an additional two weeks of vacation per year for an aggregate six weeks of vacation annually throughout the term of this Agreement.

THIS AGREEMENT WITNESSES that the parties have agreed that the terms and conditions of the relationship shall be as follows:

1. Employment

1.1 The Employee will be employed by the Employer as the President of the Company commencing on January 1, 2019 (“Commencement Date”) for a fixed term of three (3) years with all terms in effect until the agreement automatically terminates at the expiry of three (3) years from the Commencement Date, unless either of the parties terminates the agreement prior to the expiry of three (3) years from the Commencement Date in accordance with this agreement (the “Expiration Date”). The parties agree to have this agreement apply retroactive to January 1, 2019, even though the agreement is signed after January 1, 2019, for the mutual benefit of both parties.

_____________________

1 Certain information has been redacted: the omitted text sets forth the private residence of the employee

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1.2 The Employee agrees to be bound by the terms and conditions of this agreement. In carrying out the Employee’s duties, the Employee will comply with all reasonable instructions as may be given by the Employer.

1.3 The Employee acknowledges and agrees that the Employer’s policies and procedures form part of this agreement. The Employee agrees to comply with the terms of such policies and procedures so long as they are not inconsistent with any provisions of this agreement. If the terms of any policies and/or procedures conflict with the terms of this agreement, the terms of this agreement shall prevail.

1.4 The Employee acknowledges and agrees that effective performance of the Employee’s duties requires the highest level of integrity and the Employer’s complete confidence in the Employee’s relationship with other employees of the Employer and its Affiliates and with all other persons with whom the Employee deals in the course of employment.

1.5 The Employee will report directly to the board of directors of the Company in fulfilling the duties and responsibilities as set out in Schedule “A” to this agreement (the “Services”).

1.6 The Employee acknowledges and agrees that the Employee may be required to provide the Services to one or more of the Affiliates.

1.7 The Employee and Employer agree that the Services may be materially changed by the Employer upon providing the Employee with 9 months’ notice (the “Change of Services Notice”). The Employee agrees that if the Employer materially changes the Services pursuant to a Change of Services Notice, the employment relationship will not be terminated.

1.8 The Employee agrees to devote the majority of his working time exclusively to the business of the Employer and that, in the capacity of President, such working time will not be restricted to a 9 am to 5 pm Monday through Friday work schedule and the Employee will not receive any additional remuneration other than the remuneration set out in this agreement for all suck working time. The Employee also acknowledges that in the performance of the Services he will be expected to travel and represent the Company and its Affiliates which may include participation at trade shows, informational panels, presentations, media events and the like.

1.9 The Employee acknowledges and agrees that all services previously provided (a) to any of the Employee’s former employers, and/or (b) as a contractor or otherwise to the Employer, will not be recognized by the Employer for any purpose, except to the minimum extent (if any) required by applicable employment standards legislation.

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2. Remuneration and Benefits

2.1 In consideration of the Employee's performance of the obligations contained in this agreement, the Employer shall provide the Employee with the remuneration noted in the attached Schedule “B”.

3. Confidential Information

3.1 The Employee acknowledges that the Employee will acquire information (the "Confidential Information") about certain matters which are confidential to and exclusive property of the Employer or the Affiliates, including, but not limited to, trademarks, patents, trade dress, know how or trade secrets including lists of present and prospective customers, pricing and sales policies and concepts, business plans, forecasts and market strategies, discoveries, designs, methods or techniques, inventions, research and development, formulas and technology.

3.2 The Employee acknowledges that the Confidential Information could be used to the detriment of the Employer or the Affiliates and that its disclosure to third parties could cause irreparable harm. Accordingly, the Employee undertakes to treat the Confidential Information confidentially and not to disclose it to any third party or use it for any purpose either during the employment, except as may be necessary in the proper discharge of the Employee’s duties, or after termination of the employment for any reason, except with the written permission of the Employer.

3.3 The Employee acknowledges that the Employer owns all Confidential Information that may be developed in whole or in part by the Employee during the course of the employment with the Employer and the Employee agrees to waive all moral and legal rights to any such Confidential Information.

3.4 All files, notes, documents, data, tapes, reference items, sketches, drawings, memoranda, records, diskettes, discs and other materials in any way relating to any of the Confidential Information or to the Employer's business produced by the Employee or coming into possession by or through the employment, shall belong exclusively to the Employer and the Employee agrees to turn over to the Employer all of such materials in the Employee's possession or under the Employee’s control, forthwith, at the request of the Employer or, in the absence of a request, on the termination of employment with the Employer.

4. Discipline and Termination

4.1 The Employee may terminate the Employee’s employment by providing eight (8) weeks’ advance notice in writing to the Employer. The Employer may waive such notice, in whole or in part and if it does so, the Employee’s entitlement to remuneration and benefits pursuant to this agreement will continue to the expiration of the eight (8) weeks’ notice period and any such waiver shall not constitute termination of the Employee’s employment.

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4.2 The Employer may terminate the Employee's employment without notice or payment in lieu thereof for just cause, subject to any minimum statutory entitlements required to be provided to the Employee under the Ontario Employment Standards Act, 2000, as amended from time to time (the “ESA”) (if any). For the purposes of this agreement, the parties agree that “cause” shall include, but is not limited to:

(a)	any material breach of the provisions of this agreement by the Employee;

(b)	consistent poor performance on the Employee's part, after being advised as to the standard required;

(c)	the Employee's violation of any local, provincial or federal statute, including, without limitation, an act of dishonesty such as embezzlement or theft; and

(d)	conduct on the Employee's part that is materially detrimental to the business or the financial position of the Employer.

4.3 In response to instances of misconduct or other unacceptable performance by the Employee, the Employer may in its discretion impose disciplinary measures as may be deemed by the Employer to be appropriate when taking into account the nature of the misconduct or performance, the Employee's employment record, and the material surrounding circumstances. These disciplinary measures include, but are not limited to: verbal warning; written warning; loss of employment privileges and perquisites; unpaid suspension; removal from position or from certain duties associated with the position; dismissal. The Employer and the Employee agree that the Employer's imposition of any of these measures, with the exception of dismissal, shall not affect the other terms and conditions of this Agreement and, in particular, shall not be deemed or interpreted as constituting a constructive dismissal of the Employee by the Employer. The Employee agrees that this clause shall not mean that the Employer must proceed through any disciplinary measures before any termination of the Employee by the Employer without cause or with cause, and the Employer expressly reserves the right to terminate without cause without proceeding through any disciplinary measures.

4.4 The Employer may terminate the Employee's employment at any time without cause, upon providing the Employee with only the greater of:

(a)	the Employee’s statutory entitlements to accrued wages, vacation pay and minimum statutory benefits continuation as required by the ESA, plus [**][2] of notice or pay in lieu of notice (or a combination thereof), and although such notice or pay in lieu of notice is inclusive of any severance pay under the ESA (if applicable), such severance pay will be provided to the Employee in a lump sum and the Employer will not provide such severance pay to the Employee in the form of working notice; OR

(b)	the minimum statutory notice of termination or statutory pay in lieu thereof, statutory severance pay (if applicable) and statutory benefits continuation (if applicable) as required by the ESA, as well as any other minimum entitlements required by the ESA including accrued wages and vacation pay.

__________________

2 Certain information has been redacted: the omitted text sets forth the severance payable for termination without cause.

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Except for any entitlements that the Employee may have under the ESA, these entitlements shall be subject to a duty to mitigate. Where the Employer provides the Employee with pay in lieu of notice pursuant to clause 4.4(a) or statutory pay in lieu of notice or statutory severance pay pursuant to clause 4.4(b), such payment shall be calculated solely by reference to the Employee’s annual base salary as defined in Schedule “B”, except and only to the extent as otherwise minimally required by the ESA. For clarity, if the ESA requires the Employee’s benefits to be continued during any statutory notice period, the Employee’s benefits will only be continued for the minimum statutory notice period required by the ESA.

The Employee understands and agrees that the entitlements set out in clause 4.4 will constitute the Employee’s full and final entitlements, in the event of a without cause termination, to notice or pay in lieu of notice, benefits continuation, and severance pay (if applicable), including in the event of a constructive dismissal of the Employee’s employment and including any entitlements to common law notice. If a greater entitlement is provided under the ESA, that greater entitlement shall prevail and the Employee’s entitlements shall be increased only to the extent necessary to satisfy such greater entitlement. In no event will the Employee be provided with less than the Employee’s minimum entitlements under the ESA.

The Employee understands and agrees that clause 4.4 shall remain in force throughout the Employee’s employment, regardless of the Employee’s length of service or other changes to the Employee’s position that may occur over time, including without limitation after any promotion or salary increase, unless amended by mutual written agreement.

5. Change of Control

5.1	Notwithstanding any compensation payable pursuant to clauses 4.1 and 4.4 of this agreement, should a change of control (“Change of Control”) occur in the Company during the Term of this Agreement or within 6 months after the earlier of the following: i) the Expiration Date; ii) the date on which the Employee terminates the agreement under section 4.1; or iii) the date of termination of the agreement under section 4.4, then the Employee shall be entitled to the greater of:

(a)	the Employee’s statutory entitlements to accrued wages, vacation pay and minimum statutory benefits continuation as required by the ESA, plus [**][3] months of pay in lieu of notice in a lump sum and such pay in lieu of notice is inclusive of any severance pay under the ESA (if applicable); OR

(b)	the minimum statutory notice of termination or statutory pay in lieu thereof, statutory severance pay (if applicable) and statutory benefits continuation (if applicable) as required by the ESA, as well as any other minimum entitlements required by the ESA including accrued wages and vacation pay; and

any stock options or warrants to purchase common stock, as referred to in all existing and future agreements between the Company and the Employee, granted to the Employee (including any award that resulted from a substituted or replacement of equity awards upon Change of Control) shall become immediately vested and exercisable.

_____________________

3 Certain information has been redacted: the omitted text sets forth the amount of severance payable upon a change of control.

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5.2 For the purposes of clause 5.1, a Change of Control includes any of the following events:

(a)	If any individual, partnership, company, society, or other legal entity (a “Person”), alone or together with any other Persons with whom it is acting jointly or in concert, becomes the beneficial owner of, or acquires the power to exercise control or direction over, directly or indirectly, such securities (or securities convertible into, or exchangeable for, securities) entitled to more than fifty percent (50%) or more of the votes exercisable by holders of the then-outstanding securities generally entitled to vote for the election of directors (“Voting Stock”) of the Company or if any Persons that previously were not acting jointly or in concert commence acting jointly or in concert and together beneficially own, or have the power to exercise control or direction over, securities entitled to more than fifty percent (50%) or more of the votes exercisable by holders of voting stock, or have rights of conversion which, if exercised, would permit such Persons to own or control such a percentage of votes;

(b)	The Company is merged, amalgamated or consolidated into or with another Person and, as a result of such business combination, a Person who previously held securities representing less than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Company, either alone or together with any other persons with whom it is acting jointly or in concert, is now, either alone or together with any other persons with whom it is acting jointly or in concert, entitled to hold more than fifty percent (50%) of the votes, exercisable by holders of the Voting Stock of the Company or of such Person into which the Voting Stock of the Company has been converted;

(c)	The capital of the Company is reorganized and a Person, together with any other persons with whom it is acting jointly or in concert, which previously held securities representing less than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Company, now as a result of such reorganization, holds securities entitled to more than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Company;

(d)	The Company sells or otherwise transfers all or substantially all of its assets to another Person and a Person, together with any other persons with whom it is acting jointly or in concert, which previously held securities representing less than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Company, now as a result of such sale or transfer, holds securities entitled to more than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Company; or

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(e)	During any period of two consecutive years, individuals (“Incumbent Directors”) who at the beginning of any such period constitute the directors of the Company or constitute the directors of the sole shareholder of the Company (the “Shareholder”), cease for any reason to constitute at least a majority thereof. For the purposes of this clause:

(i)	Each director who, during any such period, is elected or appointed as a director of the Company or the Shareholder, as applicable, with the approval of at least a majority of the voting shareholders of the Company or the Shareholder, as applicable, will be deemed to be an Incumbent Director;

(ii)	An “Incumbent Director” does not include a director, elected or appointed pursuant to an agreement (in respect of such election or appointment) with another Person that deals with the Company or Shareholder, as applicable, at arm’s length, or as part of or related to an amalgamation, a merger or a consolidation of the Company or Shareholder, as applicable, into or with another person, a reorganization of the capital of the Company or Shareholder, as applicable, or the acquisition of the Company or Shareholder, as applicable, as a result of which securities entitled to less than fifty (50%) percent of the votes exercisable by holders of the then-outstanding securities entitled to Voting Stock of the Company or Shareholder, as applicable, is converted on or immediately after such transaction are held in the aggregate by Persons who were holders of Voting Stock of the Company or Shareholder, as applicable, immediately prior to such transaction; and

(iii)	References to the Company shall include successors to the Company as a result of any amalgamation, merger, consolidation or reorganization of the Company into or with another body corporate or other legal Person.

6. Affiliate Sale

6.1 Notwithstanding any compensation provided under the termination provisions of this Agreement, should there be a sale of any of the Affiliates (each such sale being an “Affiliate Sale”) either during the Term of this Agreement or within 6 months after the earlier of the following: i) the Expiration Date; ii) the date on which the Employee terminates the agreement under section 4.1; or iii) the date of termination of the agreement under section 4.4, then the Company shall be obligated to pay the Employee a one-time lump sum payment in the amount equal to 2% of the total value of such Affiliate Sale (the “Affiliate Sale Entitlement”). The Affiliate Sale Entitlement shall be paid to the Employee within 90 days of completion of the Affiliate Sale.

6.2 For the purposes of clause 6.1, an Affiliate Sale means any of the following events:

(a)	If any individual, partnership, company, society, or other legal entity (a “Person”), alone or together with any other Persons with whom it is acting jointly or in concert, becomes the beneficial owner of, or acquires the power to exercise control or direction over, directly or indirectly, such securities (or securities convertible into, or exchangeable for, securities) entitled to more than fifty percent (50%) or more of the votes exercisable by holders of the then-outstanding securities generally entitled to vote for the election of directors (“Voting Stock”) of an Affiliate or if any Persons that previously were not acting jointly or in concert commence acting jointly or in concert and together beneficially own, or have the power to exercise control or direction over, securities entitled to more than fifty percent (50%) or more of the votes exercisable by holders of voting stock, or have rights of conversion which, if exercised, would permit such Persons to own or control such a percentage of votes;

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(b)	An Affiliate is merged, amalgamated or consolidated into or with another Person and, as a result of such business combination, a Person who previously held securities representing less than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Affiliate, either alone or together with any other persons with whom it is acting jointly or in concert, is now, either alone or together with any other persons with whom it is acting jointly or in concert, entitled to hold more than fifty percent (50%) of the votes, exercisable by holders of the Voting Stock of the Affiliate or of such Person into which the Voting Stock of the Affiliate has been converted;

(c)	The capital of an Affiliate is reorganized and a Person, together with any other persons with whom it is acting jointly or in concert, which previously held securities representing less than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Affiliate, now as a result of such reorganization, holds securities entitled to more than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Affiliate;

(d)	An Affiliate sells or otherwise transfers all or substantially all of its assets to another Person and a Person, together with any other persons with whom it is acting jointly or in concert, which previously held securities representing less than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Affiliate, now as a result of such sale or transfer, holds securities entitled to more than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Affiliate; or

(e)	During any period of two consecutive years, individuals (“Incumbent Directors”) who at the beginning of any such period constitute the directors of an Affiliate cease for any reason to constitute at least a majority thereof. For the purposes of this clause:

(i)	Each director who, during any such period, is elected or appointed as a director of an Affiliate with the approval of at least a majority of the Incumbent Directors will be deemed to be an Incumbent Director;

(ii)	An “Incumbent Director” does not include a director, elected or appointed pursuant to an agreement (in respect of such election or appointment) with another Person that deals with an Affiliate at arm’s length, or as part of or related to an amalgamation, a merger or a consolidation of an Affiliate into or with another person, a reorganization of the capital of an Affiliate or the acquisition of an Affiliate as a result of which securities entitled to less than fifty (50%) percent of the votes exercisable by holders of the then-outstanding securities entitled to Voting Stock of an Affiliate is converted on or immediately after such transaction are held in the aggregate by Persons who were holders of Voting Stock of an Affiliate immediately prior to such transaction; and

(iii)	References to an Affiliate shall include successors to an Affiliate as a result of any amalgamation, merger, consolidation or reorganization of an Affiliate into or with another body corporate or other legal Person.

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7. Non-Solicitation

7.1 The Employee will gain knowledge of the Employer and the Affiliate’s business and will form a close working relationship with their respective clients, suppliers, and employees which knowledge could be used to injure the Employer and/or the Affiliates if made available to a competitor or used for competitive purposes.

7.2 The Employee agrees that during employment and for a period of six (6) months after the termination of employment hereunder, howsoever brought about, the Employee will not solicit or attempt to solicit any of the Employer’s or Affiliates’ clients, provided that following the termination of the Employee’s employment, this clause shall only apply in respect of such clients with whom the Employee had serviced or solicited during the twelve (12) month period immediately preceding the termination of the Employee’s employment.

7.3 The Employee agrees that during employment and for a period of six (6) months following termination of employment hereunder, howsoever brought about, the Employee will not solicit or attempt to solicit any employee of the Employer that causes or is attempted to cause such employees to cease or reduce the employment provided to the Employer by such employees, provided that following the termination of the Employee’s employment, this provision shall only apply in respect of such employees with whom the Employee worked with during the twelve (12) month period immediately preceding the termination of the Employee’s employment.

7.4 The Employee acknowledges and agrees that all of the restrictions contained in clause 7 are necessary and fundamental to the protection of the business of the Employer and that all such restrictions are fair, reasonable and valid given the nature of the Employer’s business and the Employee’s position within that business. The Employee hereby waives all defences to the strict enforcement thereof. The Employee further confirms that these obligations will not unduly preclude Employee from becoming gainfully employed or from otherwise working following the termination of this Agreement.

8. Notices

8.1 Any notice required or permitted to be given to either party must be delivered by hand or personally to the party's address last known to the other party and will be deemed to be received on the date of hand delivery or personal delivery to such address. Personal delivery shall include delivery by a commercial courier.

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9. Survival

9.1 The Employee's obligations contained in clauses 3, 7 and 8, shall survive the termination of this agreement.

9.2 The provisions of this Agreement shall survive changes in the employment relationship including, but not limited to:

(a)	Changes in the Employee's duties, responsibilities, and compensation and benefits;

(b)	Changes in ownership of the Employer; and

(c)	Passage of time.

10. Severability, Employment Standards and Accessibility

10.1 In the event that any provision of this agreement is found to be void, invalid, illegal or unenforceable by a court of competent jurisdiction, such finding will not affect any other provision of this agreement. If any provision of this agreement is so broad as to be unenforceable, to the maximum extent permissible by law, such provision shall be interpreted to be only so broad as is enforceable. All covenants, provisions and restrictions in this agreement shall be interpreted in accordance with the ESA, and if a greater entitlement is provided for under the ESA than as set out in any covenant, provision or restriction of this agreement, that greater entitlement shall prevail, the Employee’s entitlements shall be increased only to the extent necessary to satisfy such greater entitlement, and the Employer will provide the Employee with such greater entitlement.

Consistent with the Employer’s obligations under the Ontario Accessibility for Ontarians with Disabilities Act, 2005 and the Ontario Human Rights Code, the Company accommodates employees with disabilities in accordance with law. If the Employee requires any accommodations, the Employee agrees to promptly let the Employer know.

11. Waiver

11.1 The waiver by either party of any breach or violation of any provision of this agreement shall not operate or be construed as a waiver of any subsequent breach or violation. Further, no such waiver shall be effective or binding unless made in writing by the party purporting to give it.

12. Entire Agreement

12.1 This agreement, in conjunction with the Schedules to the agreement and the Employer’s policies and procedures, constitutes the entire agreement between the parties with respect to the employment of the Employee and any and all previous agreements, written or oral, express or implied between the parties or on their behalf relating to the employment of the Employee by the Employer are terminated and cancelled and each of the parties releases and forever discharges the other of and from all manner of actions, causes of action, claim or demands whatsoever under or in respect of any agreement.

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13. Headings

13.1 The headings utilized in this agreement are for convenience only and are not to be construed in any way as additions or limitations of the covenants and agreements contained in this agreement.

14. Independent Legal Advice

14.1 The Employee agrees that the Employee has been afforded the opportunity to obtain independent legal advice with respect to this agreement and its terms, and the Employee fully understands the nature and effect of this agreement, and has entered it freely, voluntarily and without duress.

15. Governing Law

15.1 This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

IN WITNESS WHEREOF the parties have duly executed this agreement as of the day and year first above written.

Kelowna Management Services Corp.

Per:	“Chris Bunka”
Chris Bunka

	SIGNED, SEALED & DELIVERED in the presence of:	)
)
	“Vanessa Carle”	)
	Signature	)
	Vanessa Carle	)	“John Docherty”
	Print Name	)	John Docherty
	100 – 740 McCurdy Road, Kelowna, BC	)
	Address	)
	Head of Legal Dept.	)
	Occupation	)

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SCHEDULE “A”

SERVICES

The Employee shall provide the following services to the Employer and/or the Affiliates, as determined by the Employer:

(a)	Co-manage with the CEO, the development and expansion new and existing intellectual property and product pipeline based on its proprietary technologies; including proposing and developing new or novel methods or procedures related to human delivery methods, and the characterization thereof, for bioactive molecules of interest, such as cannabidiol and tetrahydrocannabinol; identifying potential technology and intellectual property acquisitions of interest; and implementing new technologies as they become available;

(b)	Collaborate to maintain and develop corporate/investor outreach materials as needed, including, but not limited to, overall corporate messaging through direct creation and development of corporate presentations, PowerPoints, websites, shareholder and community communications, business plans, fact sheets, etc.;

(c)	Develop and compile appropriate scientific validation/materials/studies supporting the technology, processes, production and testing merits as applicable and, when necessary, support clientele in the implementation of the technology;

(d)	Identify and evaluate opportunities for capital raising and/or strategic collaboration with suitable third-parties at appropriate points in time, including researching, planning, proposing, executing and closing approved projects, acquisitions, mergers and partnerships, as well as locating and cultivating finance sources, creating overall value;

(e)	Co-manage with the CEO, employees, junior executives and consultants in their regular duties and day-to-day operations;

(f)	Serve in such capacity or capacities as may from time to time be determined by resolution of the Board of Directors or senior management of the Company and perform such duties and exercise such powers as may from time be determined by resolution of the Board of Directors.

(g)	Work as needed with lawyers, partners, shareholders and other stakeholders as required and fulfill all duties expected of an executive officer of a corporation, including sourcing and/or negotiation of financial proposals and corporate financings; strategic corporate and financial planning; management of all the overall business operations; communications with shareholders; negotiation and management of agreements; and any other duties that should be reasonably expected by and at the pleasure of the Board of Directors.

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SCHEDULE “B”

REMUNERATION

1.1.	The Employee’s annual base salary will be $180,000.00 (“Base Salary”) payable semi-monthly.

1.2.	An annual increase equal to the Base Salary, equivalent to 1.25x the prior calendar rate of inflation as published by the Bank of Canada, beginning January 1, 2020 and on each subsequent anniversary thereafter until the end of the term;

1.3.	The Employee’s out of pocket expenses incurred on behalf of the Company shall be paid by the Company (the “Disbursements”). Examples include, but are not limited to: The Disbursements will be limited to the foregoing:

(a)	travelling and other costs actually and properly incurred by the Employee in connection with the Employee’s duties hereunder, up to a maximum of $40,000.00 per month, with such additional costs being subject to pre-approval by the management of the Company prior to any reimbursement. Both parties recognize that, as the financial condition of the Company improves or deteriorates, this amount may be increased or decreased without making changes to this document and without such changes constituting a termination of this Agreement, provided the Company makes the Employee aware of the changed amount;

(b)	specialized training and/or educational costs as authorized by the Company for the enhancement of any Services, up to a maximum of $7,500.00 per year;

(c)	stationery and printing costs;

(d)	mileage allowance for personal vehicle use at $0.55/km when the Consultant is required to use own vehicle for business purposes.

1.4.	The Employee shall also be eligible to receive up to 50% of the total combined salary and any consulting fee compensation (“Performance Criteria Milestone Completion Payment”) Employee receives annually from the Company and any of the Affiliates as applicable based upon completion of performance criteria milestones to be approved by the Board of Directors. For greater certainty, the Employee will not be eligible for any Performance Criteria Milestone Completion Payments during the reasonable notice period, subject only to applicable ESA requirements.

1.5.	The Employee shall be entitled to receive six weeks’ (or 30 days) of paid vacation in each year of employment.

1.6.	The Employee shall be entitled to participate in any stock option plan of the Employer or an Affiliate, with such stock option amounts and exercise price to be determined by the Board of Directors of such Employer or Affiliate.

1.7.	The Employee is also eligible to participate in the as-yet uncreated profit sharing plan that will be extended as soon as possible to all employees and eligible consultants. Details of the profit sharing plan will be provided in a separate document. Notwithstanding anything to the contrary, in order to be eligible to receive any profit sharing payments, the Employee must be actively employed by the Employer on the date that the profit sharing payment is payable. For greater certainty, the Employee will not eligible for any profit sharing payments during the reasonable notice period, subject only to applicable ESA requirements.

If so requested by the Employee, through calculation with the Employee, and with the Employee’s approval: At the time of any equity award consideration that may be paid to the Employee hereunder, such equity award shall be subject to a reduction in the equity issued to the Employee per grant to be paid instead as cash proportional to the tax liability to be incurred by the Employee at the time of the award. The Company will withhold from payment to the Employee that fraction of the equity that corresponds to the federal and provincial income tax payments otherwise payable by the Employee, specifically with respect to each award only, and the Employee agrees that such a hybrid payment of cash and equity would fulfill the obligations of the Company with respect to each affected award. The intent of this partial cash payment is to provide cash compensation to the Employee in the proportionate amount of the equity award and it is expressly agreed that it remains the sole responsibility of the Employee to remit all amounts due to Provincial and Federal tax authorities.

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